Filed Pursuant to Rule 424(b)(3)

Registration No. 333-294677

PRICING SUPPLEMENT NO. 5

Dated August 10, 2026 to

PROSPECTUS SUPPLEMENT

Dated March 27, 2026 and

PROSPECTUS

Dated March 27, 2026

CATERPILLAR FINANCIAL SERVICES CORPORATION

MEDIUM-TERM NOTES, SERIES L, FLOATING RATE NOTES DUE 2029

Subject	Final Pricing Details
Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series L, Floating Rate Notes Due 2029
Form of Security:	Global Note
Format:	SEC Registered-Registration Statement Number 333-294677
Trade Date/Pricing Effective Time:	August 10, 2026
Settlement Date (Original Issue Date):	August 14, 2026, which is the fourth business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Medium-Term Notes on any date prior to one business day before delivery will be required, because the Medium-Term Notes will not initially settle in T+1, to specify an alternative settlement date at the time of such trade to prevent a failed settlement and should consult their own advisors.
Maturity Date:	August 14, 2029
Principal Amount:	$300,000,000
Price to Public (Issue Price):	100.000%
Dealers’ Commission:	0.225% (22.5 basis points)
All-in-price:	99.775%
Net Proceeds to Issuer:	$299,325,000
Interest Rate Basis (Benchmark):	Compounded Daily SOFR (as defined in the Prospectus Supplement dated March 27, 2026)
Index Currency:	U.S. Dollars
Spread (Plus or Minus):	+52.0 basis points (0.520%)
Spread Multiplier:	N/A
Spread/Spread Multiplier Reset Option:	N/A

Optional Reset Dates (only applicable if option to reset spread or spread multiplier):	N/A
Basis for Interest Rate Reset (only applicable if option to reset spread or spread multiplier):	N/A
Specified Currency:	U.S. Dollars
Option to Elect Payment in U.S. Dollars (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Authorized Denominations (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Historical Exchange Rate (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Maximum Interest Rate:	N/A
Minimum Interest Rate:	0.000%
Initial Interest Rate:	Compounded Daily SOFR determined on November 12, 2026 plus the Spread, accruing from and including August 14, 2026 to but excluding the first Interest Payment Date, calculated as described in the Prospectus Supplement dated March 27, 2026
Interest Reset Periods and Dates:	Quarterly on the 14th of February, May, August and November of each year prior to the Maturity Date, calculated as described in the Prospectus Supplement dated March 27, 2026
Interest Determination Dates:	Quarterly, two (2) U.S. Government Securities Business Days (as defined in the Prospectus Supplement dated March 27, 2026) prior to each Interest Payment Date
Interest Payment Dates:	Interest will be paid quarterly on the 14th of February, May, August and November commencing November 14, 2026 and ending on the Maturity Date
Interest Period:	The period from and including an Interest Payment Date (or, in the case of the first Interest Period, the Settlement Date) to, but excluding, the next Interest Payment Date (or, in the case of the final Interest Period, the Maturity Date)
Observation Period:	The period from, and including, the date that is two U.S. Government Securities Business Days preceding the first date in such Interest Period to, but excluding, the date that is two U.S. Government Securities Business Days preceding the Interest Payment Date for such Interest Period
Stated Maturity Extension Option:	N/A
Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity):	N/A
Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity):	N/A
Original Issue Discount Note:	N/A

Total Amount of OID:	N/A
Terms of Amortizing Notes:	N/A
Redemption Date(s):	N/A
Redemption Price:	N/A
Repayment Date(s):	N/A
Repayment Price(s):	N/A
Day Count Convention:	Actual/360
Business Days:	New York and U.S. Government Securities Business Day
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Lead Managers & Bookrunners:	Barclays Capital Inc. (23.32%)
J.P. Morgan Securities LLC (23.32%)
SG Americas Securities, LLC (23.32%)
Co-Managers:	Academy Securities, Inc. (2.53%)
BNP Paribas Securities Corp. (2.53%)
HSBC Securities (USA) Inc. (2.53%)
ING Financial Markets LLC (2.53%)
Lloyds Securities Inc. (2.53%)
TD Securities (USA) LLC (2.53%)
U.S. Bancorp Investments, Inc. (2.53%)
Commerz Markets LLC (1.97%)
Scotia Capital (USA) Inc. (1.68%)
Standard Chartered Bank (1.68%)
Wells Fargo Securities, LLC (1.68%)
ANZ Securities, Inc. (0.84%)
BBVA Securities Inc. (0.84%)
ICBC Standard Bank Plc (0.84%)
Mischler Financial Group, Inc. (0.84%)
Santander US Capital Markets LLC (0.84%)
Itau BBA USA Securities, Inc. (0.56%)
Westpac Capital Markets LLC (0.56%)
Billing and Delivery Agent:	SG Americas Securities, LLC
Exchange Rate Agent:	U.S. Bank Trust National Association
Calculation Agent:	U.S. Bank Trust National Association
CUSIP:	14913V2F4
No PRIIPs KID - No EU PRIIPs key information document (KID) or UK PRIIPs key information document (KID) has been prepared as not available to retail in EEA or UK.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASCRIBED THERETO IN THE PROSPECTUS SUPPLEMENT. THE INTEREST RATES ON THE NOTES MAY BE CHANGED BY CATERPILLAR FINANCIAL SERVICES CORPORATION FROM TIME TO TIME, BUT ANY SUCH CHANGE WILL NOT AFFECT THE INTEREST RATE ON ANY NOTES OFFERED PRIOR TO THE EFFECTIVE DATE OF THE CHANGE.